SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 15

 Certification and Notice of Termination of Registration under Section 12(g)of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                   Commission File No.:  1-14122

                               D.R. Horton, Inc.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            1901 Ascension Blvd., Suite 100, Arlington, Texas 76006
                         Telephone No.: (817) 856-8200
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 6 7/8% Convertible Subordinated Notes Due 2002
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

            Common Stock, $.01 par value; 10% Senior Notes Due 2006;
                          8 3/8% Senior Notes Due 2004
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [X]             Rule 12h-3(b)(1)(ii)  [ ]

            Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(2)(i)   [ ]

            Rule 12g-4(a)(2)(i)   [ ]             Rule 12h-3(b)(2)(ii)  [ ]

            Rule 12g-4(a)(2)(ii)  [ ]             Rule 15d-6            [ ]

            Rule 12h-3(b)(1)(i)   [X]


     Approximate number of holders of record as of the certification or notice
date:   - 0 -
      ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, D.R. Horton, Inc., as successor-by-merger to the Registrant, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    D.R. HORTON, INC.

                                    Date: November 16, 1998

                                    By: /s/ David J. Keller
                                        --------------------
                                        David J. Keller
                                        Executive Vice President and
                                        Chief Financial Officer